CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: July 25, 2008

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
THIRD-QUARTER RESULTS

EAU CLAIRE, Wis.--July 25-- Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2008 third quarter ended June 30, 2008.

For the fiscal 2008 third quarter, the Company reported net income of $389,000, up 27 percent from net income of $307,000 for the prior-year third quarter. The year-over-year gain was primarily due to an increase in net interest income.

Net income for the nine months ended June 30, 2008, totaled $1.1 million, up 215 percent from $349,000 for the prior-year nine months. The improvement was driven by an increase in net interest income. The year-earlier results included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) related to agreements with two executives who resigned. Excluding the one-time charge, the Company would have reported fiscal 2007 nine-month net income of $719,000. On this basis, fiscal 2008 nine-month net income increased 53 percent over the fiscal 2007 period.

On a basic and diluted basis, Citizens' fiscal 2008 third-quarter earnings were $0.06 per share, up from $0.05 per share for the prior-year third quarter. For the nine months, the Company reported basic and diluted earnings of $0.17 per share, versus basic and diluted earnings of $0.05 per share in 2007. Excluding the charge detailed above, the Company would have reported 2007 nine-month basic and diluted per-share earnings of $0.11.

Net interest income for the quarter ended June 30, 2008, totaled $3.2 million, up from $2.7 million for the prior-year period. For the nine-month period, net interest income was $9.1 million, compared to $7.7 million for the year-earlier nine months. The gain in both 2008 periods was primarily the result of a rise in the average balance and yield of interest-bearing assets, partially offset by an increase in the average balance and yield of interest-bearing liabilities.

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Citizens Community Bancorp, Inc.
July 25, 2008

Fiscal 2008 third quarter non-interest income was $417,000, compared to $449,000 for the year-earlier period. For the nine months, non-interest income was $1.2 million, versus $1.3 million for the prior-year nine months. The slight decrease for both periods was the result of a decline in the net sales of insurance premiums.

Non-interest expense was $2.8 million for the fiscal 2008 third quarter, compared to $2.5 million for the year-earlier quarter. Contributing to the increase were planned costs associated with the current and future openings of the Company's Wal-Mart Supercenter branches. For the nine months, non-interest expense declined to $7.9 million from $8.0 million for the prior-year period. The decrease was primarily due to the one-time charge recorded in fiscal 2007 detailed above, partially offset by planned costs associated with the current and future openings of the Company's Wal-Mart Supercenter branches.

Total assets rose to $455.7 million at June 30, 2008, compared to $425.7 million at March 31, 2008, and $386.1 million at September 30, 2007. The 2008 third-quarter sequential increase of $30.0 million, or 7.0 percent, was the result of a $21.2 million gain in mortgage-backed securities (MBS) as the result of additional MBS purchases, and a $12.5 million gain in loans receivable. Year to date, loan growth is being led by strong demand for consumer loans.

Deposits grew to $269.3 million at June 30, 2008, from $249.4 million at March 31, 2008, and $207.7 million at September 30, 2007. The sequential increase of $19.9 million, or 8.0 percent, was the result of growth in new certificates of deposit, as well as core deposit growth. $2.6 million, or 13 percent, of the sequential increase came from core deposit growth at the Company's newly opened Red Wing, Minn., and Rice Lake, Wis., Wal-Mart Supercenter branch locations.

Total equity decreased to $69.9 million at June 30, 2008, from $75.3 million at March 31, 2008, and $78.1 million at September 30, 2007. The sequential and nine-month decreases were primarily due to the repurchase of shares under Citizens' previously announced share repurchase programs; and dividends paid, partially offset by net income. Since September 2007, the Company has repurchased 890,300, or approximately 12.5 percent, of its common shares.

The Company's nonperforming assets were $2.8 million at June 30, 2008, or .61 percent of total assets. This was up from $2.1 million, or 0.50 percent of total assets, at March 31, 2008, and $1.6 million, or 0.43 percent, at September 30, 2007. The increase was primarily the result of four residential real estate loans totaling $700,000 that became delinquent. The properties for all four loans were recently appraised at values that exceed the loan balances. As a result, the Company anticipates minimal loss related to these loans.

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Citizens Community Bancorp, Inc.
July 25, 2008

Net charge-offs for the quarter ended June 30, 2008, were $122,000, versus $111,000 at March 31, 2008, and $105,000 at June 30, 2007. The annualized net charge-offs to average loans receivable was 0.14 percent, 0.13 percent and 0.14 percent for the 2008 and 2007 three-month periods, respectively. The Company's net charge-offs remain at levels below comparable peer norms.

For the nine months ended June 30, 2008, net charge-offs were $341,000, compared with $273,000 for the nine-month period ended June 30, 2007. The annualized net charge-offs to average loans receivable was 0.13 percent for the both 2008 and 2007 nine-month periods, respectively.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., "Despite a challenging economic environment, Citizens continues to deliver solid loan and earnings growth, and is starting to see core deposit growth at its new Wal-Mart Supercenter branch locations. By actively managing our lending portfolio we minimize risk and maximize income--effectively driving our performance."

Business Update

During the third quarter, Citizens opened its branch inside the Wal-Mart Supercenter in Rice Lake, Wis. The branch, relocated from its previous site, is the second of 10 planned branch openings, announced in January 2008 and April 2008, inside Wal-Mart Supercenters across Minnesota and Wisconsin.

Said Cooley, "The continued expansion of Citizens' branches into Wal-Mart Supercenters provides our customers with improved accessibility and expanded service. Equally important, we have the opportunity to attract new core deposits--which we effectively did during the third quarter. To date, our Rice Lake and Red Wing, Minn., branches have exceeded the Company's expectations for both new loans and deposits."

In May, Citizens was named to The Business Journal of Milwaukee's list of the 25 fastest-growing public companies in Wisconsin. The Company ranked number 12 on the list, which was based on revenue growth from 2006 to 2007.

Concluded Cooley, "Our business model has proven effective at generating income and driving performance. With our plans to expand in select locations, a sharp focus on increasing core deposits and rigorous management of our lending portfolio, we see additional opportunities for continued growth."

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 13 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
July 25, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, changes in the economy both locally and nationally, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc. July 25, 2008 Page 5

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except per share data)

	June 30, 2008	September 30, 2007

Selected Financial Condition Data
Total Assets	$455,677	$386,113
Cash and Cash equivalents	$12,421	$6,354
Securities available-for-sale (at fair value)	$66,212	$39,592
Loans receivable	$354,528	$320,953
Allowance for Loan Losses	($1,129)	($926)
Deposits	$269,259	$207,734
Federal Home Loan Bank Advances	$112,495	$96,446
Total Equity	$69,949	$78,149

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007

Selected Operations Data
Total Interest and Dividend Income	$6,784	$4,854	$19,484	$13,708
Interest expense	$3,589	$2,183	$10,397	$6,022

Net Interest Income	$3,195	$2,671	$9,087	$7,686
Provision for loan losses	$182	$135	$543	$325

Net Interest Income After Provision For Loan Loss	$3,013	$2,536	$8,544	$7,361
Total Noninterest Income	$417	$449	$1,232	$1,258
Total Noninterest Expense	$2,757	$2,451	$7,929	$8,015

Income before provision for income tax	$673	$534	$1,847	$604
Provision for income taxes	$284	$227	$757	$255

Net Income	$389	$307	$1,090	$349

Per Share Information
Basic Earnings	$0.06	$0.05	$0.17	$0.05
Diluted Earnings	$0.06	$0.05	$0.17	$0.05
Dividends Paid	$0.05	$0.05	$0.15	$0.15

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Citizens Community Bancorp, Inc. July 25, 2008 Page 6
	June 30, 2008	September 30, 2007
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$2,640	$1,520
NPLs as a percent of total loans	0.74%	0.47%
Non-performing Assets (NPAs)	$2,842	$1,643
NPAs as a percent of total assets	0.61%	0.43%
Allowance for loan losses	$1,129	$926
Allowance for loan losses as a percent of loans	0.32%	0.29%
Allowance for loan losses as a percent of NPLs	42.77%	60.92%
Net charge-offs for 3 months ended	$122	$ 108
Net charge-offs for 9 months ended	$341	$214

Annualized net charge offs to average loans for the 3 months ended June 30, 2008, and June 30, 2007	0.14%	0.14%
Annualized net charge offs to average loans for the 9 months ended June 30, 2008, and June 30, 2007	0.13%	0.13%

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